Exhibit 99.1

Herman Miller Reports Sequential Improvement in Sales and Orders for the Second Quarter of FY2010

Webcast to be held Thursday, December 17, 2009, at 9:30 AM EST

Release  Immediate

Date        December 16, 2009

Contact  Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com

                Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com

                Media:     Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com

Address Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI  49464-0302

Internet  www.hermanmiller.com

Herman Miller, Inc., (NASDAQ: MLHR) today announced results for its second quarter ended November 28, 2009. Net sales in the quarter were $343.7 million, which equals a sequential increase of 6.1% from the first quarter of fiscal 2010 and a 27.9% decline from the same period of the prior year. The company reported $345.7 million in new orders for the second quarter. Reflecting a similar pattern to net sales, on a sequential basis orders improved 7.3% from the first quarter, though, a decrease of 18.8% from the same quarter last year. Adjusted operating earnings in the second quarter, which excludes $2.2 million in charges associated with previously announced restructuring actions, were $20.9 million or 6.1% of sales. Including these restructuring charges, operating earnings in the period totaled $18.7 million or 5.4% of sales. Earnings per share in the quarter were $0.20 on an adjusted basis, and $0.17 after including the per‑share impact of restructuring charges. In the prior year second quarter, the company reported operating earnings and earnings per share of $54.6 million and $0.60, respectively.

Brian Walker, Chief Executive Officer, stated, “We were encouraged by our results this quarter for a number of reasons. The ramp-up in orders over the first quarter reflects the pattern of seasonal improvement we anticipated coming into the period. While orders remain below prior year levels, we were encouraged to see demand follow a more normalized trend this quarter. In addition, our newest products are gaining market acceptance, the integration of Nemschoff into our healthcare business is on schedule, and we have continued to manage costs in line with revenue levels without sacrificing forward investment. While the durability of a broad economic recovery may be tested in the coming months, we remain confident and optimistic in our long-term direction.”

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FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended		Six Months Ended
	11/28/09	11/29/08	% Chg.	11/28/09	11/29/08	% Chg.
Net Sales	$343.7	$476.6	(27.9)	$667.7	$955.7	(30.1)
Gross Margin %	32.2%	32.6%	N/A	32.7%	33.3%	N/A
Operating Expenses	$89.9	$100.4	(10.5)	$180.7	$206.2	(12.4)
Restructuring Expenses	$2.2	$0.4	N/A	$4.8	$0.4	N/A
Operating Earnings %	5.4%	11.5%	N/A	4.9%	11.6%	N/A
Adj. Operating Earnings %*	6.1%	11.5%	N/A	6.3%	11.7%	N/A
Net Earnings	$9.6	$32.6	(70.6)	$18.0	$66.0	(72.7)
Earnings per share–diluted	$0.17	$0.60	(71.7)	$0.31	$1.20	(74.2)
Adj. Earnings per share–diluted*	$0.20	$0.61	(67.2)	$0.42	$1.20	(65.0)
Orders	$345.7	$426.0	(18.8)	$667.9	$961.2	(30.5)
Backlog	$233.3	$281.7	(17.2)

*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” below.

Second Quarter 2010 Financial Results

In comparing orders to last year, the company noted that orders in the prior year were impacted by the announcement of a general price increase, which was effective in August 2008. It is estimated that the timing of this price change accelerated the booking of orders, totaling approximately $35 million, into the first quarter that would have otherwise been entered in the second quarter of last year.

Sales for the quarter within the company’s North American business segment totaled $283.0 million, representing a decrease of 27.3% from the same period last fiscal year. Herman Miller’s non-North American business segment reported sales of $49.0 million in the second quarter, a 32.4% decrease from a year ago. The translation impact of changes in currency exchange rates effectively decreased the company’s consolidated sales by approximately $0.5 million compared to the second quarter of last year.

Gross margin in the second quarter of 32.2% decreased 40 basis points from the same quarter last year. The drop in margin was driven by the loss of fixed overhead leverage on comparatively lower sales volume. Lower commodity costs in the current year, primarily for steel and aluminum components, and cost savings achieved through restructuring helped offset some of the negative impact from lower sales. On a sequential-quarter basis, gross margin in the second quarter was down 100 basis points from the first quarter level. Increased competitive pricing pressure and costs related to the company’s wage recovery program contributed to the margin decline. Herman Miller recognized $1.9 million of expense in the quarter at the gross margin level related to its performance-based wage recovery incentive plan, which allows employees to recover a portion of the compensation lost as a result of the ongoing employee furlough program. This program, which resulted in a reduced work week for the majority of the company’s workforce, was implemented earlier this calendar year as one of several cost reduction initiatives. There were no wage recovery expenses recognized in the first quarter of fiscal 2010.

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As a result of previously announced restructuring actions and aggressive cost management, the company again reported a significant reduction in quarterly operating expenses on a comparative year-over-year basis. Operating expenses in the second quarter of $89.9 million were down $10.5 million or 10.5% from the same period last year. Expenses in the current year second quarter include approximately $4.7 million from the consolidation of Nemschoff and $2.8 million from employee compensation earned under the wage recovery program. On a sequential-quarter comparison, operating expenses in the second quarter decreased $0.9 million from $90.8 million reported in the first quarter of this fiscal year. These first quarter expenses included a charge of $4.5 million associated with the company’s debt retirement transaction and approximately $4 million from the partial-period consolidation of Nemschoff, but did not include any charges for the employee wage recovery program.

Greg Bylsma, Chief Financial Officer, stated, “The seasonal ramp-up of orders this quarter met the high end of the range we were expecting. The relative strength of orders within our retail, healthcare, and international entities was particularly encouraging. While we still have a long way to go, this order pacing is a welcomed indicator that market conditions are showing signs of improvement. As expected, we saw increased pricing pressure in the marketplace this quarter, and we remain confident in our ability to compete effectively on the merits of our applied workplace knowledge and products rather than price alone. We’re equally confident in our ability to manage costs and deliver solid profitability and cash flow as we navigate the business back to sustained growth.”

The company’s effective tax rate for the quarter was 34.0% compared to 33.5% in the prior year and a 0.7% benefit in the first quarter. The income tax credit in the first quarter of this fiscal year resulted primarily from reductions to income tax reserves due to the closure of IRS audits for the 2005 through 2008 fiscal years. The company expects its effective tax rate to be between 27% and 29% for the full 2010 fiscal year.

The company’s cash position at the end of the quarter was $121.7 million, down from $192.9 million at the end of fiscal 2009. The reduction was driven principally by first quarter cash outflows associated with the debt retirement and Nemschoff purchase. Cash flow from operations in the second quarter was $27.2 million compared to $41.8 million in the same quarter last year. Capital spending in the quarter was $5.6 million, down from last year’s level of $7.7 million.

Mr. Walker concluded, “The signs of economic improvement we are now seeing, though tentative, are encouraging. They offer a positive indication of the potential for future improvements in the condition of our industry. Throughout the downturn we committed ourselves to pursuing investments which would catalyze growth in the long-run. This included new products and expanding both our vertical markets and geographic reach. As the broader economy returns to growth and picks up momentum, we are very well positioned to grow profitably in the markets we serve.”

The company announced a live webcast to discuss the results of the fiscal 2010 second quarter on Thursday, December 17, 2009, at 9:30 a.m. EST. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate, and expenses associated with the retirement of debt obligations as transacted through a tender offer. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations.

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Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.

The following table reconciles Adjusted Earnings per Share to Earnings per Share for the periods indicated.

	Three Months Ended		Six Months Ended
	11/28/09	11/29/08	11/28/09	11/29/08
Earnings per Share - Diluted	$0.17	$0.60	$0.31	$1.20
Add back: Restructuring charges	0.03	0.01	0.06	0.00
Add back: Tender offer settlement charges	─	─	0.05	─
Adjusted Earnings per Share – Diluted	$0.20	$0.61	$0.42	$1.20

The following table reconciles Adjusted Operating Earnings to Operating Earnings for the periods indicated.

	Three Months Ended		Six Months Ended
	11/28/09	11/29/08	11/28/09	11/29/08
Operating Earnings ($mm)	$18.7	$54.6	$32.8	$111.2
Add back: Restructuring charges	2.2	0.4	4.8	0.4
Add back: Tender offer settlement charges	─	─	4.5	─
Adjusted Operating Earnings	$20.9	$55.0	$42.1	$111.6

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About Herman Miller

Herman Miller works for a better world around you – with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.6 billion in revenue in fiscal 2009. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2009, Herman Miller was again cited by FORTUNE as both the “Most Admired” in its industry and among the “100 Best Companies to Work For” in America, while Fast Company named Herman Miller among the innovative “Companies to Watch.” Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended November 28, 2009, follow:

Herman Miller, Inc.

Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	November 28, 2009		November 29, 2008
Net Sales	$343.7	100.0%	$476.6	100.0%
Cost of Goods Sold	232.9	67.8%	321.2	67.4%
Gross Margin	110.8	32.2%	155.4	32.6%
Operating Expenses	89.9	26.2%	100.4	21.1%
Restructuring Expenses	2.2	0.6%	0.4	0.1%
Operating Earnings	18.7	5.4%	54.6	11.5%
Other Expense, net	4.3	1.3%	5.6	1.2%
Earnings before Taxes and Minority Interest	14.4	4.2%	49.0	10.3%
Income Taxes	4.9	1.4%	16.4	3.4%
Minority Interest	(0.1)	0.0%	─	─
Net Earnings	$9.6	2.8%	$32.6	6.8%

Earnings Per Share – Basic	$0.17		$0.61
Weighted Average Basic Common Shares	55,854,672		53,703,598

Earnings Per Share – Diluted	$0.17		$0.60
Weighted Average Diluted Common Shares	57,493,882		54,119,081

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Herman Miller, Inc.

Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share data)

	Six Months Ended
	November 28, 2009		November 29, 2008
Net Sales	$667.7	100.0%	$955.7	100.0%
Cost of Goods Sold	449.4	67.3%	637.9	66.7%
Gross Margin	218.3	32.7%	317.8	33.3%
Operating Expenses	180.7	27.1%	206.2	21.6%
Restructuring Expense	4.8	0.7%	0.4	0.0%
Operating Earnings	32.8	4.9%	111.2	11.6%
Other Expense, net	10.1	1.5%	10.8	1.1%
Earnings before Taxes and Minority Interest	22.7	3.4%	100.4	10.5%
Income Taxes	4.8	0.7%	34.4	3.6%
Minority Interest	(0.1)	0.0%	─	─
Net Earnings	$18.0	2.7%	$66.0	6.9%

Earnings Per Share – Basic	$0.32		$1.21
Weighted Average Basic Common Shares	55,509,700		54,652,646

Earnings Per Share – Diluted	$0.31		$1.20
Weighted Average Diluted Common Shares	57,171,756		55,072,656

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Herman Miller, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited) (Dollars in millions)

Six Months Ended

	November 28, 2009	November 29, 2008

Net Earnings	$18.0	$66.0
Cash Flows provided by Operating Activities	54.4	45.7
Cash Flows used for Investing Activities	(49.7)	(16.9)
Cash Flows used for Financing Activities	(77.6)	(8.1)
Effect of Exchange Rates	1.7	(10.0)
Net Increase (Decrease) in Cash	(71.2)	10.7
Cash, Beginning of Period	192.9	155.4
Cash, End of Period	$121.7	$166.1

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Herman Miller, Inc.

Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)

November 28, 2009

		May 30, 2009
Assets
Current assets
Cash and Equivalents	$121.7	$192.9
Marketable Securities	12.0	11.3
Accounts Receivable (net)	153.1	148.9
Inventories	53.5	37.3
Prepaid Expenses and Other	46.4	60.5
Totals	386.7	450.9
Net Property and Equipment	186.0	179.2
Other Assets	201.7	137.2
Total Assets	$774.4	$767.3
Liabilities and Shareholders’ Equity
Current Liabilities
Unfunded Checks	$3.5	$3.9
Current Long-term Debt	─	75.0
Accounts Payable	89.6	79.1
Accrued Liabilities	123.2	125.2
Totals	216.3	283.2
Long-term debt	302.1	302.4
Other Noncurrent Liabilities	199.6	173.7
Total Liabilities	718.0	759.3
Shareholders’ Equity Totals	56.4	8.0
Total Liabilities and Shareholders’ Equity	$774.4	$767.3

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